EXHIBIT 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated April 8, 2022 by and between Synthetic Biologics, Inc., a corporation organized under the laws of the State of Nevada (the “Corporation”) and Mary Ann Shallcross, an individual (the “Employee”).

1.	EMPLOYMENT: DUTIES

(a)General Duties. The Employee shall serve as the Director of Clinical Operations of the Corporation with duties and responsibilities that are customary for such position, including, without limitation, review of the Corporation’s existing programs and any potential new programs. The Employee shall also perform services for such subsidiaries, if any, as may be necessary. The Employee shall perform her duties and discharge her responsibilities pursuant to this Agreement competently, carefully and faithfully. It is expected that the Employee will report directly to the Chief Operating Officer on clinical development matters and to the Head of Corporate & Product Development of the Corporation on  strategy and business development matters. Employee shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b)Devotion of Time. The Employee shall devote at least two days per week to completely and adequately perform her duties to the Corporation.

2.TERM

The term of the Employee’s employment shall be on an at-will basis from the execution date of this Agreement unless terminated earlier under Section 7 of this Agreement. The start date for of the Employee shall be April 1 2022.

3.COMPENSATION

(a)As compensation for the performance of her duties on behalf of the Corporation, Employee shall receive the following:

(i)Base Salary. In consideration of the work to be performed for the Corporation, Employee shall receive a base salary of One Hundred Three Thousand Two Hundred Seventy Five Dollars ($103,275) per year (the “Base Salary”), payable semi-monthly.

(ii)Bonus. The Employee may be entitled to receive a discretionary performance bonus in cash or equity in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.

(iii)Stock Options. The Employee shall receive an option in accordance with the Corporation’s 2020 Stock Incentive Plan to purchase the Corporation’s publicly traded common stock equal to Thirty Thousand (30,000) shares exercisable at the market price per share on the grant date, subject to board approval vesting monthly over thirty-six (36) months on a pro rata basis, commencing on the grant date while employed by the Corporation and such options will remain exercisable for a period of seven years from the date of grant, subject to the terms of the Corporation’s existing stock option plan in case of a termination of employment. Other terms of the option shall be according to the Corporation’s 2020 Stock Incentive Plan.

(b)The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee, including all travel, lodging and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation. Expenses which in the aggregate exceed $1,000 per month will require advance approval in writing. All expense reimbursements are to be paid monthly.

(c)The Corporation shall provide Employee with full advance indemnification to the extent permitted by Nevada law and the certificate of incorporation and bylaws of the Corporation, including indemnification for activities of all subsidiaries.

4.REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

(a)Employee hereby represents and warrants to the Corporation as follows:

(i)Neither the execution and delivery of this Agreement nor the performance by Employee of her duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which she is bound.

(ii)Employee has the full right, power and legal capacity to enter into and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.

(iii)Employee understands that some or all of the stock received by Employee pursuant to Section 3(a)(iii) hereof will not be registered under the United States Securities Act of 1933 (the “1933 Act”), and acknowledges that she will be obligated to agree, as a condition to the issuance thereof, that she will acquire such stock for her own account for investment and not with a view to, or for resale in connection with a distribution thereof, and will bear the economic risk of her investment in such stock for an indefinite period of time.

5.CONFIDENTIAL INFORMATION

(a)Employee agrees that during the course of her employment or at any time thereafter, she will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients. Employee agrees: (i) not to use any such information for herself or others, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during her employment by the Corporation. Employee agrees immediately to return all such material and reproductions thereof in her possession to the Corporation upon request and in any event upon termination of employment.

(b)Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after her employment with the Corporation.

(c)In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Employee agrees that in event that she breaches the covenants in this Section 5, in addition to any other rights that the Corporation may have, Employee shall be required to pay to the Corporation any amounts she receives in connection with such breach.

(d)Employee recognizes that in the course of her duties hereunder, she may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Employee agrees not to:

(i)Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith;

(ii)Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation; and

(iii)Buy or sell any security, option, bond or warrant other than in accordance with the terms of the Corporation’s trading policy.

6INVENTIONS DISCOVERED BY THE EMPLOYEE

The Employee shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Employee, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term): (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which the Employee was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of the Employee's work during the Term, whether or not during normal working hours. The Employee hereby assigns to the Corporation all of the Employee's right, title and interest in and to any such Inventions. During and after the Term, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Employee's agreed compensation during the course of the Employee's employment. All such acts shall be done without cost or expense to Employee. Employee shall be compensated for the giving of evidence or testimony after the term of Employee's employment at the rate of $650/day. Without limiting the foregoing, the Employee further acknowledges that all original works of authorship by the Employee, whether created alone or jointly with others, related to the Employee's employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. The Employee hereby irrevocably designates counsel to the Corporation as the Employee's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. The Employee agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

7.TERMINATION

Employee’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(a)Employee’s death.

(b)Employee’s “Disability”, meaning Employee’s incapacity, due to physical or mental illness, which results in Employee having been absent from fully performing his duties with the Corporation for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Corporation intends to terminate the employment of Employee by reason of Disability, the Corporation shall give Employee no less than thirty (30) days’ prior written notice of the Corporation’s intention to terminate Employee’s employment. The Employee agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Corporation, to submit to a physical examination in the state of the Corporation’s Employee offices by a licensed physician selected by mutual agreement between the Corporation and the Employee, the cost of such examination to be paid by the Corporation. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Employee refuses to submit to appropriate examinations by such physician at the request of the Corporation, the determination of the Employee’s Disability by the Corporation in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)Just Cause”, meaning the Employee’s:

(i)acts of embezzlement or misappropriation of funds; or fraud;

(ii)conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii)willful unauthorized disclosure of confidential information belonging to the Corporation or entrusted to the Corporation by a client;

(iv)material violation of any provision of the Agreement, which is not cured by Employee within thirty (30) days of receiving written notice of such violation by the Corporation;

(v)being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Employee’s duties under this Agreement;

(vi)engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or

(vii)willful failure to perform his written assigned tasks, where such failure is attributable to the fault of Employee, gross insubordination, or dereliction of fiduciary obligations which are not cured by Employee within thirty (30) days of receiving written notice of such violation by the Corporation.

In the event that the Corporation intends to terminate the employment of Employee by reason of Just Cause, the Corporation shall give Employee written notice of the Corporation’s intention to terminate Employee’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(d)“Without Just Cause”, meaning written notice by the Corporation to Employee of a termination without Just Cause and other than due to death or Disability.

(e)“Good Reason”, for the purposes of this Agreement can mean:

(i)a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive; or

(ii)a change in control which shall mean (a) any person becomes the beneficial owner (as term is defined in the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of Company’s shares; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are Incumbent Directors. Incumbent Directors shall mean directors who are either directors of the Company on the date hereof or are elected by the Board of Directors with the affirmative vote of a majority of the Incumbent Directors at the time of election; or (c) the Company merges with another corporation after which a majority of the shares of the resulting entity are not held by shareholders of the Company prior to the merger; or

In the event that Employee intends to terminate his employment for Good Reason, Employee shall give the Corporation written notice of his intention to terminate his employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(f)Without Good Reason, meaning written notice by Employee to the Corporation of a termination without Good Reason.

(g)If Employee’s employment hereunder is terminated for any reason, Employee or his estate as the case may be, will only be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Employee under Section 3, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the

“Accrued Obligations”). In addition to the payment of the Accrued Obligations (as defined in Section 8 below), subject to the Employee’s execution of a release in the form acceptable to the Corporation that Employee allows to become effective and return to the Corporation of all property of the Corporation, if the Employee terminates her employment with the Corporation for Good Reason or the Corporation terminates the Employee's employment for any reason other than Death, Disability or Just Cause and such termination is not within one year after the closing date of a Change in Control, the Corporation shall pay to the Employee as a severance benefit, an amount equal to six months’ base salary. The amount shall be paid to the Employee in accordance with the Corporation’s standard salary payments to its employees but only after the release has become effective and is not subject to revocation. For purposes of this Agreement a Change in Control shall mean (a) any person becomes the beneficial owner (as term is defined in the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of Corporation’s shares; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are Incumbent Directors. Incumbent Directors shall mean directors who are either directors of the Corporation on the date hereof or are elected by the Board of Directors with the affirmative vote of a majority of the Incumbent Directors at the time of election; or (c) the Corporation merges or consolidates with another corporation and immediately after such merger or consolidation a majority of the shares of the resulting entity are not held by shareholders of the Corporation immediately prior to the merger or consolidation.”

(h)In addition to the payment of the Accrued Obligations, if within one year after the closing date of a Change in Control (as defined below) (subject to the Employee’s execution of a release in the form acceptable to the Corporation that Employee allows to become effective and return to the Corporation of all property of the Corporation, the Employee terminates his employment with the Corporation for Good Reason or the Corporation (or the then former Corporation subsidiary employing the Employee, or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets) the Corporation terminates the Employee's employment for any reason other than Death, Disability or Just Cause, then the Employee shall be entitled to receive from the Corporation the following severance payments and benefits upon such termination: (i) a lump sum cash payment, within thirty (30) days after termination but only after the release has become effective and is not subject to revocation, equal to six (6) months of the Employee’s then-current base salary; (ii) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive and the Corporation will extend the exercise period for all equity award(s) granted to the Executive to a period equal to the shorter of: (x) twelve (12) months after termination, or (y) the remaining term of the award(s). In each case such amounts shall be less payroll taxes and withholding required by any federal, state or local law.

Employee shall not be entitled to receive severance payments set forth under clause 7(g) if Employee receives the severance payments set forth under this clause (h).

(i)The severance payments set forth in Section 7(g) and 7(h) shall terminate if Employee willfully breaches any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other agreement between the Corporation and Employee or under applicable law.”

Upon any such termination under this Section 7, the Employee shall be entitled to receive any unpaid expenses or earned compensation due the Employee up to and including the date of termination and any unexercised option shall vest or terminate in accordance with the terms of the 2020 Stock Incentive Plan and any Option Agreement executed by the Employee.

8.NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given: (i) when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party; or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

9.SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10.ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

12.NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms; conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland of the United States of America without regard to principles of conflict of laws.

14.HEADING

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNTHETIC BIOLOGICS, INC.

By: /s/ Frank Tufaro
Name: Frank Tufaro
Title: Chief Operating Officer

Signed and Agreed to:

/s/ Mary Ann Shallcross

Mary Ann Shallcross